SIRIUSPOINT LTD. EXECUTIVE SEVERANCE PLAN AND SUMMARY PLAN DESCRIPTION
The Company has adopted this SiriusPoint Ltd. Executive Severance Plan, which defines those circumstances under which the Company may provide Severance Benefits to a Participant in the event of such Participant’s Qualifying Termination (each, as defined below), subject to the terms and conditions of the Plan.
This Plan supersedes all prior severance plans and practices, whether formal or informal or written or unwritten, of the Company and any Affiliate, other than (A) payments outstanding under the Sirius Group Severance and Change in Control Plan; (B) any individual employment or other agreement between an Executive and the Company or Affiliate providing for severance pay; or (C) payments under the Equity Governing Documents, unless specifically provided herein.
This document contains the official text of the Plan and also serves as the summary plan description for the Plan.
SECTION 1 – PURPOSE
1.1The purpose of this Plan is to define those circumstances under which a Participant is eligible for Severance Benefits. This Plan shall be applicable with respect to certain Qualifying Terminations that occur on or after August 1, 2025.
1.2It is the intention of the Company that this Plan be an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA.
SECTION 2 – DEFINITIONS
1.1“Accrued Amounts” has the meaning set forth in Section 4 of this Plan.
1.2“Active Employment” means actively working for the Company or an Affiliate or being on a Company- or Affiliate-approved paid leave of absence. For the avoidance of doubt, actively working does not include any period of non-working notice, which includes, but is not limited to, a garden leave.
1.3“Affiliate” means any subsidiary or affiliate of the Company that is either a member of a “controlled group of corporations” of which the Company is a member, a group under “common control” with the Company, or an affiliated service group of which the Company is a member, as determined under Sections 414(b), (c) and (m) of the Internal Revenue Code.
1.4“Annual Incentive Target” means a Participant’s target annual performance bonus amount in effect as of the Participant’s Termination Date under the Company’s then current short-term incentive plan, assuming such Participant achieved any applicable individual performance goals at target, with such amount subject to modification based on the Company’s performance modifier as applied to similarly situated Participants, all as determined by the Plan Administrator in its sole and absolute discretion.

1.5“Base Pay” means the Participant’s base salary in effect immediately prior to his or her Termination Date (excluding any reduction that forms the basis of the Participant’s resignation for Good Reason). Base Pay does not include variable forms of compensation, including, but not limited to, overtime or premium pay, bonuses, short or long term incentive compensation, commissions, expense allowances, pay differential or compensation recognized in connection with any form of equity or equity-based awards.
1.6“Board” means the Board of Directors of SiriusPoint Ltd.
1.7“Buy-out Equity Awards” means awards granted to a Participant pursuant to the Equity Governing Documents as compensation for any equity awards the Participant forfeited under the terms of an equity plan or arrangement with the Participant’s former employer as a direct result of the Participant’s commencement of employment with the Company, as determined pursuant to the terms of the Equity Governing Documents or, in the event that the Equity Governing Documents are silent, as determined in the sole and absolute discretion of the Board.
1.7“Cash Bonus” means, with respect to a Participant, any cash-based sign-on or retention bonus that is outstanding and unvested as of the Participant’s Termination Date, as determined by the Plan Administrator in its sole and absolute discretion.
1.8“Cause” with respect to a Participant shall mean (i) the refusal or neglect of the Participant to perform substantially his or her employment-related duties; (ii) the Participant’s personal dishonesty, incompetence, willful misconduct, or breach of ﬁduciary duty; (iii) the Participant’s conviction of or entering a plea of guilty or nolo contendere (or any applicable equivalent thereof) to a crime constituting a felony (or a crime or oﬀense of equivalent magnitude in any jurisdiction) or his or her willful violation of any other law, rule, or regulation (other than a traﬃc violation or other oﬀense or violation outside of the course of employment that in no way adversely aﬀects the Company or any Aﬃliate or its reputation or the ability of the Participant to perform his or her employment-related duties or to represent the Company or any Aﬃliate); (iv) the Participant’s material violation of the Company’s or any Affiliate’s policies or standards or of any statutory or common law duty of loyalty or good faith to the Company of Affiliate; (v) the material breach by the Participant of any covenant or agreement with the Company or any Aﬃliate, or any written policy of the Company or any Aﬃliate, not to disclose any information pertaining to the Company or any Aﬃliate or not to compete or interfere with the Company or any Aﬃliate; or (vi) the termination of a Participant's employment for serious misconduct, repeated misconduct or repeated unsatisfactory performance; provided that with respect to any Participant who is party to an employment agreement or other applicable agreement with the Company or any Affiliate then in eﬀect and that contains a deﬁnition of “Cause”, “Cause” shall have the meaning speciﬁed in such Participant’s employment agreement or such other applicable agreement.
1.9“Change in Control” means the ﬁrst to occur of the following:
(a)the acquisition (whether by purchase, merger, amalgamation, consolidation, or other similar transaction) by any person, entity, or “group” (as deﬁned in Section 13(d) of the
U.S. Securities Exchange Act of 1934, as amended) of beneﬁcial ownership of more than 50% of the combined voting power of the Company’s then outstanding voting securities, other than any such acquisition by the Company, any of its subsidiaries, any employee beneﬁt plan of the
Company or any of its subsidiaries, or any Aﬃliates of any of the foregoing;
(b)the sale, transfer, or other disposition of all or substantially all of the assets of the Company and the subsidiaries, taken as a whole, to one or more persons or entities that are not, immediately prior to such sale, transfer, or other disposition, Aﬃliates; or
(c)within any 24-month period, the persons who were directors of the Company at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board, provided that any director nominated for election to the Board by a majority of the Incumbent Directors still in oﬃce shall be deemed to be an Incumbent Director for purpose of this clause (c); provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
in each case, with respect to any amount payable hereunder that constitutes “deferred compensation” subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall only occur if such event also constitutes a “change in the ownership,” “change in eﬀective control,” and/or “change in the ownership of a substantial portion of the assets” of the Company as those terms are deﬁned under Treasury Regulation
§1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A of the Code, without altering the deﬁnition of Change in Control for purposes of determining whether a participant’s rights to such Award become vested or otherwise unconditional upon the Change in Control.

to time.
1.10“Code” means the Internal Revenue Code of 1986, as amended from time

1.11“Company” means SiriusPoint Ltd. and any successor of SiriusPoint Ltd., its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise) that assumes this Plan.
1.12“Company Property” means all documents (and all copies thereof) and other property of the Company or any Affiliate which the Participant had in his or her possession at any time, including, but not limited to, files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, printers, facsimile machines, mobile telephones and other mobile devices, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which is owned by the Company or any Affiliate or contain or embody any proprietary or confidential information of the Company or any Affiliate (and all reproductions thereof in whole or in part).

1.13“Compensation Committee” means the Compensation Committee established by the Company’s Board of Directors.
1.14“Eligible Employee” means any employee of the Company or an Affiliate who (i) is classified by the Company as being employed in one of the positions listed in the attached Appendix A or is otherwise designated in writing by the Plan Administrator as eligible to participate in this Plan, (ii) is not eligible for severance benefits under any severance plan of any predecessor of the Company or Affiliate, and (iii) is in Active Employment.
1.15“Equity Benefits” has the meaning set forth in Section 5.
1.16“Equity Governing Documents” has the meaning set forth in Section 5.1
1.17“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
1.18“Executive Leadership Team” means the Chief Executive Officer of the Company (“CEO”) or one of the CEO’s direct reports, as determined in the Plan Administrator’s sole discretion.
1.19“Existing Restrictive Covenants” has the meaning set forth in Section
3.3(a).
1.20“Good Reason” means one of the conditions described below which occurs without the Participant’s consent: (i) a material diminution in the Participant’s Base Pay; or (ii) a material change in the geographic location at which the Participant must perform services (i.e., a change of 50 miles or more). For purposes of this definition, a Participant will not be deemed to have incurred a resignation for Good Reason unless (x) the Participant provides written notice to the Company of the existence of the condition constituting a Good Reason within thirty (30) days of the initial existence of the condition constituting the Good Reason, (y) the Company is given thirty (30) days to cure (“Cure Period”) such condition and fails to do so and (z) the Participant resigns from employment with the Company and its Affiliates, as applicable, within thirty (30) days following the end of such Cure Period.
1.21“Participant” means any Eligible Employee who is designated by the Plan Administrator in writing as eligible to participate in the Plan.
1.22“Omnibus Plan” means the SiriusPoint, Ltd. 2023 Omnibus Incentive Plan, as may be amended from time to time.
1.23“Plan” means this SiriusPoint Ltd. Executive Severance Plan, which includes any supplements attached hereto, as it may be amended from time to time.
1.24“Plan Administrator” means the Compensation Committee or its delegate.
1.25“Qualifying Termination” means, with respect to any Participant, either
(i) a termination by the Company without Cause (which, for the avoidance of doubt, does not include termination due to death or disability) or (ii) a resignation from the Company by the Participant for Good Reason.
1.26“Release” has the meaning set forth in Section 6.1 of this Plan.
1.27“Release Date” means the date on which the Release becomes effective and irrevocable. Plan.
Plan.

1.28“Release Requirement” has the meaning set forth in Section 6.1 of this

1.29“Severance Benefits” means the benefits described under Section 4 of this

1.30“Sign-on Equity Awards” means awards granted to a Participant pursuant to the Equity Governing Documents as a sign-on bonus, as determined pursuant to the terms of the Equity Governing Documents or, in the event that the Equity Governing Documents are silent, as determined in the sole and absolute discretion of the Board.
1.31“Termination Date” means the date a Participant ceases active service with the Company and all of its Affiliates.
1.32“Years of Service” means, with respect to each Participant, the number of such Participant’s complete twelve (12)-month periods of service in the Active Employment of the Company or Affiliate or predecessors thereof as of the date of the Participant’s termination, based on the Participant’s most recent date of hire, as determined from the books and records of the Company or Affiliate, as applicable, by the Plan Administrator in its sole and absolute discretion. For purposes of determining a Participant’s complete months of service in the year of termination, a partially-completed (12)-month period of service of at least six (6) months will be deemed to be a complete twelve (12)-month period of service. Notwithstanding the foregoing, former employees of the Company or Affiliate (or their predecessors) that are rehired within twelve (12) months from their most recent termination date will have their original hire date (or the hire date immediately before their most recent rehire date, if later) used for purposes of calculating their respective Years of Service.
SECTION 3 – ELIGBILITY FOR BENEFITS
1.1General Rules. Subject to Sections 3.2 and 3.3 below and the Participant’s satisfaction of the Release Requirement and any other terms and limitations set forth in this Plan, in the event of a Participant’s Qualifying Termination, the Company shall provide to the Participant the Severance Benefits described in Section 4 of this Plan and the Equity Benefits described in Section 5 of this Plan, as applicable.
1.2Conditions to the Provision of Severance Benefits. Notwithstanding anything herein to the contrary, a Participant will only be eligible to receive the Severance Benefits and Equity Benefits if all of the following have occurred:
(a)the Participant experiences a Qualifying Termination;

(b)the Participant satisfies the Release Requirement;
(c)the Participant returns all Company Property in the Participant’s possession promptly following the Qualifying Termination; and
(d)the Participant    complies with any    applicable Existing Restrictive
Covenants.
If any of the conditions set forth in this Section 3.2 are not satisfied by a
Participant, such Participant will not earn or receive any Severance Benefits (other than the Accrued Amounts).

1.3Termination of Benefits. A Participant’s right to receive Severance Benefits (other than the Accrued Amounts) shall terminate immediately if, at any time prior to or during the period for which the Participant is receiving such Severance Benefits:
(a)the Participant, without the prior written approval of the Plan Administrator, breaches a material provision of the Participant’s non-disclosure, confidentiality, non-competition, non-solicitation, and non-disparagement covenants it may have to the Company and/or Affiliate entered into by the Participant in connection with his or her employment with the Company and/or Affiliate, or any other applicable restrictive covenants in favor of the Company or any of its Affiliates (collectively, the “Existing Restrictive Covenants”), provided that (i) the Company provides written notice to the Participant of such breach, (ii) the Participant is given thirty (30) days to cure such breach, and (iii) the Participant fails to fully cure such breach within such time; or
(b)the Participant becomes employed by the Company or any of its Affiliates.
SECTION 4 – SEVERANCE BENEFITS
1.1Qualifying Termination Other than Within Twelve (12) Months Following a Change in Control: Participants Listed on Appendix A. If a Participant who is classified in a position listed on Appendix A experiences a Qualifying Termination other than within twelve (12) months immediately following a Change in Control, the Company shall pay to such Participant any (i) earned but unpaid Base Pay; (ii) vested and accrued benefits under the benefit plans maintained by the Company or its Affiliates determined in accordance with their applicable terms; (iii) any unused vacation accrued through the Termination Date determined in accordance with applicable Company or Affiliate policy, in each case less any applicable deductions and withholdings (collectively, “Accrued Amounts”). In addition, subject to the terms of the foregoing sentence, Sections 3.2, 3.3, 6.1, 6.2 and 10 of this Plan, and any other limitations set forth in this Plan:
(a)The Participant shall receive a lump sum payment in an amount equal to fifty-two (52) weeks of the Participant’s then-current Base Pay as soon as administratively feasible after the Participant’s satisfaction of the Release Requirement, but in no case later than ninety (90) days after the Termination Date.

(b)For a Participant who has a Termination Date on or before March 31 of a calendar year, the Participant shall receive a lump sum payment equal to the bonus amount that would have been payable under the Company’s then-existing short-term incentive plan (the “STI”), if any, based on the terms and conditions of the STI as determined in the sole discretion of the Company, had the Participant remained employed through the applicable payment date. Such amount shall be determined assuming such Participant achieved any applicable individual performance goals at target, with such amount subject to modification based on the Company’s performance modifier as applied to similarly situated active employees, all as determined by the Plan Administrator in its sole and absolute discretion. Such amount shall be paid to the Participant, less applicable taxes and withholdings, paid on the later of (i) the date such amount would have been paid had the Participant not experienced a Qualifying Termination and (ii) as soon as administratively feasible after the Participant’s satisfaction of the Release Requirement; provided that in no case will such payment be made later than the March 15 of the year after the Participant’s Termination Date to account for Section 409A of the Code.
(c)For a Participant who has a Termination Date on or after April 1 of a calendar year, the Participant shall receive a lump sum payment equal to a pro-rata portion of the Participant’s Annual Incentive Target for such calendar year, with such pro-rata portion being based on the portion of the performance period (measured in completed days) in which the Participant was in Active Employment that have elapsed as of the Termination Date, as calculated by the Plan Administrator in its sole and absolute discretion, paid on the date such amount would have been paid had the Participant not experienced a Qualifying Termination; provided that in no case will such payment be made later than the March 15 of the year after the Participant’s Termination Date to account for Section 409A of the Code. Notwithstanding the payment timing provided in the prior sentence, the payment timing for Participants who are not subject to United States tax law may be delayed for compliance with applicable law.
(d)In the event that the Participant was granted a Cash Bonus and (i) there was no granting document or (ii) the written document granting the Cash Bonus does not address what happens to the Cash Bonus upon a termination of employment prior to the vesting date of the Cash Bonus, the Participant’s Cash Bonus will vest 100% on the Termination Date and the Participant shall receive a lump sum payment equal to such outstanding Cash Bonus, paid as soon as administratively feasible after the Participant’s satisfaction of the Release Requirement, but in no case later than ninety (90) days after the Termination Date. In the event that the Participant was granted a Cash Bonus and the written document granting the Cash Bonus does address what happens to the Cash Bonus upon a termination of employment prior to the vesting date of such Cash Bonus, such document will govern the treatment of the Cash Bonus.
(e)In the event that the Participant is enrolled in medical, dental, or vision benefits under the Company’s group health plan as of the Termination Date, the Participant shall receive a lump sum payment, less applicable taxes and withholdings, in an amount equal to 52 weeks of the Company-paid premiums for the group health, dental, and vision benefits that the Participant had in effect the day before the Participant’s Termination Date, if any. Such amount will be paid as soon as administratively feasible after the Participant’s satisfaction of the Release Requirement, but in no case later than ninety (90) days after the Termination Date. A Participant will receive this amount whether or not the Participant elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or uses the amount to pay for the cost of COBRA coverage. This Section 4.1(e) does not constitute enrollment in or guarantee of coverage under COBRA continuation under the Company’s group medical plan.
(f)Notwithstanding the foregoing, any Participant who has entered into any individual written employment or severance agreement with the Company or any of its Affiliates that provides for severance benefits upon his or her termination of employment with the Company or Affiliate, as applicable, shall receive either: (i) the benefits set forth in subsections (a) through
(e)of this Section 4.1; or (ii) the benefits under Participant’s individual written employment or severance agreement, whichever provides Participant with the greatest economic benefit in the aggregate, as determined by the Company, provided that the Company may ignore this provision and the Participant shall not be eligible for any benefits under this Plan if providing benefits under this Plan to Participant would violate Code Section 409A and subject Participant to excise tax under the Code. For purposes of determining the greatest economic benefit in the aggregate for each Participant to whom this subsection (f) applies, the Company shall consider only the value of the Participant’s base pay, short-term incentive payments, cash bonus payments, COBRA lump sum payments and the value of any vesting of equity compensation.

1.2Qualifying Termination Within Twelve (12) Months Following a Change in Control: Participants Listed on Appendix A. Subject to Sections 3.2, 3.3, 6.1, 6.2 and 10 of this Plan and any other limitations set forth in this Plan, if a Participant who is classified in a position listed on Appendix A experiences a Qualifying Termination within twelve (12) months immediately following a Change in Control and is a member of the Executive Leadership Team, as determined immediately prior to the Participant’s Termination Date, the Company shall pay to such Participant the Accrued Amounts and Severance Benefits described in Section 4.1 with the following modifications:
(a)The amount described in Section 4.1(a) shall instead be determined based on the following formula: 1.5 x 52 weeks of the Participant’s then-current Base Pay.
(b)The amount described in Section 4.1(c) shall instead be determined based on the following formula: 1.5 x the Annual Incentive Target for the entire calendar year in which the Participant’s Termination Date occurs, determined without the proration applied in Section 4.1(c).
For the avoidance of doubt, any payment made pursuant to Section 4.2(a) and Section 4.2(b) is in lieu of, not in addition to, the payment made pursuant to Section 4.1(a) and Section 4.1(c), respectively.
1.3Qualifying Termination for Participants Not Listed on Appendix A. If a Participant who is not classified in a position listed on Appendix A experiences a Qualifying Termination, the Company shall pay to such Participant any Accrued Amounts. In addition, subject to the terms of the foregoing sentence, Sections 3.2, 3.3, 6.1, 6.2 and 10 of this Plan, and any other limitations set forth in this Plan:
(a)The Participant shall receive a lump sum payment in an amount equal to two (2) weeks of Base Pay for each Year of Service, provided that such payment amount will equal a minimum of six (6) months of Base Pay and a maximum of fifty-two (52) weeks of Base Pay, paid as soon as administratively feasible after the Participant’s satisfaction of the Release Requirement, but in no case later than ninety (90) days after the Termination Date (the “Base Pay Benefit”).
For purposes of determining the number of weeks of Base Pay used in connection with the Base Pay Benefit, (i) for full-time employees, one week of the Participant’s Base Pay will be equal to the Participant’s Base Pay as of immediately prior to the Termination Date divided by fifty-two (52); and (ii) for part-time employees, one week of a Participant’s Base Pay will be equal to the Participant’s average week of Base Pay based on service over the prior twelve (12) months (or shorter period of actual service with the Company or Affiliate, as applicable), as determined by the Plan Administrator in its sole and absolute discretion.
(b)For a Participant who has a Termination Date on or before March 31 of a calendar year, the Participant shall receive a lump sum payment equal to the bonus amount that would have been payable under the Company’s then-existing short-term incentive plan (the “STI”), if any, based on the terms and conditions of the STI as determined in the sole discretion of the Company, had the Participant remained employed through the applicable payment date. Such amount shall be determined assuming such Participant achieved any applicable individual performance goals at target, with such amount subject to modification based on the Company’s performance modifier as applied to similarly situated active employees, all as determined by the Plan Administrator in its sole and absolute discretion. Such amount shall be paid to the Participant, less applicable taxes and withholdings, paid on the later of (i) the date such amount would have been paid had the Participant not experienced a Qualifying Termination and (ii) as soon as administratively feasible after the Participant’s satisfaction of the Release Requirement; provided that in no case will such payment be made later than the March 15 of the year after the Participant’s Termination Date to account for Section 409A of the Code.
(c)For a Participant who has a Termination Date on or after April 1 of a calendar year, the Participant shall receive a lump sum payment equal to a pro-rata portion of the Participant’s Annual Incentive Target for such calendar year, with such pro-rata portion being based on the portion of the performance period (measured in completed days) in which the Participant was in Active Employment that have elapsed as of the Termination Date, as calculated by the Plan Administrator in its sole and absolute discretion, paid on the date such amount would have been paid had the Participant not experienced a Qualifying Termination; provided that in no case will such payment be made later than the March 15 of the year after the Participant’s Termination Date to account for Section 409A of the Code.
(d)In the event that the Participant was granted a Cash Bonus and (i) there was no granting document or (ii) the written document granting the Cash Bonus does not address what happens to the Cash Bonus upon a termination of employment prior to the vesting date of the Cash Bonus, the Participant’s Cash Bonus will vest 100% on the Termination Date and the Participant shall receive a lump sum payment equal to such outstanding Cash Bonus, paid as soon as administratively feasible after the Participant’s satisfaction of the Release Requirement, but in no case later than ninety (90) days after the Termination Date. In the event that the Participant was granted a Cash Bonus and the written document granting the Cash Bonus does address what happens to the Cash Bonus upon a termination of employment prior to the vesting date of such Cash Bonus, such document will govern the treatment of the Cash Bonus.
(e)In the event that the Participant is enrolled in medical, dental, or vision benefits under the Company’s group health plan as of the Termination Date, the Participant shall receive a lump sum payment, less applicable taxes and withholdings, in an amount equal to the Company-paid premiums for the group health, dental, and vision benefits that the Participant had in effect the day before the Participant’s Termination Date in the aggregate amount as if such coverage continued for the Severance Period. Such amount will be paid as soon as administratively feasible after the Participant’s satisfaction of the Release Requirement, but in no case later than ninety (90) days after the Termination Date. The Participant will receive this amount whether or not the Participant elects continuation coverage under COBRA or uses the amount to pay for the cost of COBRA coverage. This Section 4.3(e) does not constitute enrollment in or guarantee of coverage under COBRA continuation under the Company’s group medical plan. The “Severance Period” is a period following the Participant’s Termination Date equal to the number of weeks used to determine the Participant’s Base Pay Benefit, rounded up to the nearest whole month, not to exceed six (6) months.
(f)Notwithstanding the foregoing, any Participant who has entered into any individual written employment or severance agreement with the Company or any of its Affiliates that provides for severance benefits upon his or her termination of employment with the Company or Affiliate, as applicable, shall receive either: (i) the benefits set forth in subsections (a) through
(e) of this Section 4.3; or (ii) the benefits under Participant’s individual written employment or severance agreement, whichever provides Participant with the greatest economic benefit in the aggregate, as determined by the Company, provided that the Company may ignore this provision and the Participant shall not be eligible for any benefits under this Plan if providing benefits under this Plan to Participant would violate Code Section 409A and subject Participant to excise tax under the Code. For purposes of determining the greatest economic benefit in the aggregate for each Participant to whom this subsection (f) applies, the Company shall consider only the value of the Participant’s base pay, short-term incentive payments, cash bonus payments, COBRA lump sum payments and the value of any vesting of equity compensation.

1.4All Other Terminations. For the avoidance of doubt, no Severance Benefits, beyond the Accrued Amounts, shall be payable under this Plan in connection with any termination of Participant’s employment unless such termination qualifies as a Qualifying Termination.
SECTION 5 – EQUITY BENEFITS
1.1Qualifying Termination. Subject to Sections 3.2, 3.3, 5.2, 6.1, 6.2 and 10 of this Plan, and any other limitations set forth in this Plan, in the event that the Participant has any outstanding, unexercised awards issued under the Omnibus Plan (the “Awards”) as of the Termination Date, such Awards shall be governed by the terms of the Omnibus Plan, the award agreements (the “Award Agreements”), and any other agreements, arrangements, or documentation governing such Awards (collectively, the Omnibus Plan, Award Agreements, and any such other agreements, arrangements, or documentation referred to herein as the “Equity Governing Documents”), provided, that, except as otherwise provided in Section 5.2 below:
(a)With respect to any outstanding, unvested Performance Restricted Share Units, a prorated number of such Performance Restricted Share Units (the “Prorated PSUs”) may vest on the Vesting Date. The Prorated PSUs shall be equal to the total number of outstanding, unvested Performance Restricted Share Units for the applicable Performance Period, multiplied by a fraction, the numerator of which is the total number of days from the first day of the Performance Period through the Termination Date, and the denominator of which is the total number of days in the Performance Period. The Prorated PSUs that are eligible to vest shall be equal to the number of Prorated PSUs multiplied by the “Severance Performance Multiplier.” The “Severance Performance Multiplier” shall be based on the Performance Multiplier as set forth in the Equity Governing Documents, where any individual component of such Performance Multiplier shall be assumed at target and any Company component of such Performance Multiplier shall be based on the level of achievement of such performance target as determined on the same basis as for similarly situated active employees. Any Shares or other compensation payable pursuant to this Section 5.1(a) shall be paid at the same time as such amounts are paid to similarly situated active employees; provided, that such amounts shall in all events be paid within sixty (60) days of the applicable Vesting Date.
(b)With respect to any outstanding, unvested Restricted Share Units or Sign- on Equity Awards, a prorated number of such Restricted Share Units or Sign-on Equity Awards (the “Prorated Awards”) may vest on the Vesting Date (as such term is defined in the applicable Equity Governing Documents) next following the Termination Date. The Prorated Awards shall be equal to the total number of outstanding, unvested Restricted Share Units, Options, or other applicable Awards allocated for vesting during the Vesting Period (as defined herein), multiplied by a fraction, the numerator of which is the total number of days of the Participant’s Active Employment during the Vesting Period (as defined herein), and the denominator of which is the total number of days during the Vesting Period (as defined herein). For purposes of this Section 5.1(b), the “Vesting Period” means the period of time which (i) begins on the later of (A) the grant date of the Restricted Share Units or Sign-on Equity Awards or (B) the Vesting Date immediately preceding the Termination Date and (ii) ends on the Vesting Date next following the Termination Date. For the avoidance of doubt, in the event that the Termination Date is a Vesting Date, the number of Prorated Awards shall be zero (0). Any Shares or other compensation payable pursuant to this Section 5.1(b) shall be paid at the same time as such amounts are paid to similarly situated active employees; provided, that such amounts shall in all events be paid within sixty (60) days of the applicable Vesting Date.
(c)With respect to any outstanding, vested Options, such Options shall remain exercisable until the date that is the earlier of: (i) three (3) years from the Termination Date or (ii) ten (10) years from the Grant Date (or five (5) years from the Grant Date, in the case of an Incentive Share Options granted to a Ten Percent Holder). In the event that the Participant does not exercise such Options prior to the applicable expiration date, such Options shall be terminated and of no further force and effect pursuant to the terms of the Equity Governing Documents.
(d)With respect to any outstanding, vested Buy-out Equity Awards, such awards shall be 100% vested as of the Termination Date; provided, that:

(i)To the extent that any such Buy-out Equity Awards are Performance Restricted Share Units, any applicable Performance Multipliers as set forth in the Equity Governing Documents shall be assumed at 100% of target; and

(ii)To the extent that any such Buy-out Equity Awards are Options, the provisions of Section 5.1(c) shall apply.

1.2Qualifying Termination Within Ninety (90) Days Prior to or Twenty-Four
(24) Months Following a Change in Control. Subject to Sections 3.2, 3.3, 5.1, 6.1, 6.2 and 10 of this Plan, and any other limitations set forth in this Plan, in the event that the Participant has any outstanding, unexercised Awards as of the Termination Date, and the Participant is entitled to a benefit in connection with a Change in Control pursuant to the terms of the Equity Governing Documents, the terms of the Equity Governing Documents will control; provided, that, in the discretion of the Company, any unvested Awards as of the Termination Date may become immediately vested as of the Termination Date to the extent permitted pursuant to applicable law and subject to approval of the Board of Directors of the Company.
1.3Generally.
(a)All capitalized terms in this Section 5 that are not defined under the Plan shall have the meanings as ascribed to such terms in the Equity Governing Documents.
(b)Except as otherwise specifically provided herein, the Awards shall remain subject to the terms of the Equity Governing Documents including, but not limited to, any restrictive covenants.
(c)In the event that a Participant is entitled to a benefit under the terms of the Equity Governing Documents, such Participant shall not be entitled to a benefit under the terms of this Plan that is duplicative of the benefit to which the Participant is entitled under the Equity Governing Documents, in the sole and absolute discretion of the Plan Administrator.
SECTION 6 – RELEASE REQUIREMENT
1.1Receipt of the Severance Benefits (other than the Accrued Amounts) are subject to the Participant executing and delivering a separation agreement and general release of claims against the Company and its Affiliates in a form to be provided by the Company, which, among other things, reaffirms Participant’s obligations to comply with the terms of any Existing Restrictive Covenants and/or any similar agreement between the Company or any Affiliate and the Participant, and that may contain non-disclosure, confidentiality, non-competition, non- solicitation, and non-disparagement covenants (the “Release”), that becomes irrevocable as of the Release Date (the “Release Requirement”). Subject to Section 10.6 of this Plan, any amounts otherwise payable to the Participant prior to the Release Date shall be withheld and paid within thirty (30) days after the Release Date; provided that in no case will such payment be made later than the March 15 of the year after the Participant’s Termination Date to account for Section 409A of the Code.

1.2In the event that the Release required by Section 6.1 above is not executed, is revoked, or does not become irrevocable by its terms, the Participant will forfeit all entitlement to the Severance Benefits (other than the Accrued Amounts).
SECTION 7 – AMENDMENT AND TERMINATION
1.1Subject to Sections 7.2 and 7.3 below, the Plan Administrator reserves the right, in its sole and absolute discretion, to modify, amend, suspend or terminate this Plan, in whole or in part, at any time, prospectively or retroactively, and for any reason, with or without notice, as it deems appropriate.
1.2Any modification, amendment, suspension or termination shall be effective as of the date determined by the Plan Administrator in its sole and absolute discretion; provided that any such modification, amendment, suspension or termination shall not affect any right of any Participant to claim benefits under this Plan for a termination of employment occurring prior to the effective date of such modification, amendment, suspension or termination.
1.3All modifications, suspensions or terminations of, or amendments to, this Plan shall be in writing.
SECTION 8 – ADMINISTRATION
1.1This Plan shall be administered by the Plan Administrator. The Plan Administrator shall be charged with the interpretation, administration and operation of this Plan and may delegate any of its duties hereunder to such authorized officer or officers of the Company that it may designate from time to time.
1.2The Plan Administrator shall have the authority, on behalf of this Plan, to engage accountants, legal counsel or such other personnel as it deems necessary or advisable to assist it in the performance of its duties under this Plan.
1.3The Plan Administrator or its delegate shall have the authority and responsibility for the preparation and filing of all disclosure materials and reports which the Plan Administrator is required to file by law, and the authority and responsibility for the day to day operation of this Plan. The Plan Administrator or its delegate, subject to the provisions of this Plan, may adopt such rules and regulations as it deems necessary to carry out the provisions of this Plan.
1.4The Plan Administrator or its delegate shall have the power of full and final determination as to all issues concerning eligibility for benefits under this Plan and the amount of such benefits and interpretation of this Plan, including, but not limited to, determining what constitutes a material diminution in a Participant’s Base Pay, and determination of disputed facts, and such determinations with respect to a Participant’s rights or benefits shall be entitled to the maximum deference permitted by law and shall be final and binding on all parties. The Plan Administrator shall make claims determinations in accordance with the claims procedure set forth in Section 9 below and any applicable requirements of ERISA.

SECTION 9 – CLAIMS
1.1Any Participant who does not receive a benefit under this Plan that he or she feels entitled to receive may file a written claim with the Plan Administrator, explaining the reasons for such claim. The claimant will be informed of the Plan Administrator’s decision with respect to the claim within ninety (90) days after it is filed. Under special circumstances, the Plan Administrator may require an additional period of not more than ninety (90) days to review the claim. If that happens, the claimant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to make a determination with respect to the claim. If the extension is required due to the claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the claimant until the date on which the claimant responds to the Plan Administrator’s request for information.
1.2If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, the claimant will be provided with a written notice setting forth the specific reason for the determination, along with specific references to Plan provisions on which the determination is based. This notice will also provide an explanation of what, if any, additional information is needed to evaluate the claim (and why such information is necessary), together with an explanation of this Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
1.3If the claim has been denied, or an adverse benefit determination has been made, the claimant may request that the Plan Administrator review the denial. The request must be in writing, must be made within sixty (60) days after claimant’s receipt of written notification of denial, and should explain the claimant’s disagreement with the denial or adverse benefit determination. In connection with this request, the claimant (or the claimant’s duly authorized representative) may (a) be provided, upon written request to the Plan Administrator and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim, and (b) submit to the Plan Administrator written comments, documents, records, and other information related to the claim.
1.4The Plan Administrator will make a final written decision on a claim review, in most cases within sixty (60) days after receipt of a request for a review. In some cases, the claim may take more time to review, and an additional processing period of up to sixty (60) days may be required. If that happens, the claimant will receive a written notice of that fact prior to the expiration of the initial sixty (60) days, which will also indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to make a determination with respect to the claim. If the extension is required due to the claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the claimant until the date on which the claimant responds to the Plan’s request for information.
1.5The Plan Administrator’s decision on the claim for review will be communicated to the claimant in writing. If an adverse benefit determination is made with respect to the claim, the notice will include (a) the specific reason(s) for the denial on review, with references to the specific Plan provisions on which the determination is based, (b) a statement that the claimant is entitled to receive, upon written request to the Plan Administrator and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim and (c) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
1.6The decision of the Plan Administrator is final and binding on all parties.
1.7Notwithstanding anything to the contrary in this Plan, no legal action for benefits under this Plan may be brought until this claims procedure has been exhausted as provided in this Plan and applicable law. In the event that the Plan Administrator fails to provide a claimant with its decision in a timely manner, the claimant will be deemed to have exhausted the claims procedure available under this Plan and will be entitled to pursue available remedies under Section 502(a) of ERISA. Any such legal action for benefits under this Plan must be brought within twelve (12) months from the date the Plan Administrator denies the claim on review or fails to make a final decision. This provision will not be interpreted to extend any otherwise applicable statute of limitations nor to bar the Plan or its fiduciaries from recovering overpayments of benefits or other amounts incorrectly paid to any person under this Plan at any time or from bringing any legal or equitable action against any party.
SECTION 10 – MISCELLANEOUS
1.1This Plan shall not be construed as creating any contract for continued services between the Company or its Affiliates and any Participant, and nothing herein contained shall give any individual the right to be retained as an employee of the Company or any of its Affiliates.
1.2The Severance Benefits are in lieu of and not additive or cumulative to any other severance benefits payable under any severance plan or arrangements sponsored by the Company or its Affiliates.
1.3Severance Benefits payable hereunder shall be paid exclusively from the general assets of the Company, and no person entitled to payment hereunder shall have any claim, right, security interest, or other interest in any fund, trust account, insurance contracts or other asset of the Company. In no event shall benefits payable hereunder be the financial responsibility of any officer or shareholder of the Company or of any successor thereto who does not assume liabilities hereunder or of any related corporation which may be looked to for such payment.
1.4In the event that any payments and other benefits provided for in this Plan or otherwise payable to a Participant constitute “parachute payments” within the meaning of Section 280G of the Code, and, but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then any post-termination severance payments and benefits payable to the Participant under this Plan or otherwise will be either (a) delivered in full or (b) delivered as to such lesser extent which would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by

Section 4999 of the Code, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of payments and benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in the Participant’s payments and benefits is necessitated by the preceding sentence, such reduction will occur in the following order:
(i) any cash severance based on a multiple of base salary or annual bonus with the amount not subject to Section 409A of the Code being reduced prior to any amounts subject to Section 409A of the Code, (ii) any other cash amounts payable to the Participant with the amount not subject to Section 409A of the Code being reduced prior to any amounts subject to Section 409A of the Code,
(iii)benefits valued as parachute payments, and (iv) acceleration of vesting of any equity awards with awards with the latest vesting dates being reduced first. All determinations required under this paragraph will be made in writing by the Company’s or its Affiliates’ independent public accountants (the “Firm”), whose determination will be conclusive and binding upon the Participants and the Company. For purposes of making the calculations required by this paragraph, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this paragraph. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this paragraph.
1.5This Plan shall be construed as administered and enforced in accordance with applicable federal law and, where appropriate, the laws of the State of New York without reference to its conflict of laws rules and without regard to any rule of any jurisdiction that would result in the application of the law of another jurisdiction
1.6Although the Company does not guarantee the tax treatment of any payments under the Plan, the intent of the Company is that the payments and benefits under this Plan be exempt from, or comply with, Section 409A of the Code and to the maximum extent permitted the Plan shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its Affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on any Participant by Section 409A of the Code or damages for failing to comply with Section 409A of the Code. For purposes of compliance with Section 409A of the Code, (i) each payment made under this Plan shall be treated as a “separate payment” within the meaning of Section 409A of the Code, (ii) all amounts to be paid upon a termination of employment may only be made upon a “separation from service” under Section 409A of the Code, and (iii) if the period during which the Release Requirement must be satisfied spans two calendar years, to the extent required by Section 409A of the Code, payment of the Severance Benefits shall commence in the second calendar year. Except for any tax amounts withheld by the Company or its Affiliates from the payments or other consideration hereunder and any employment taxes required to be paid by the Company or its Affiliates, Participants shall be responsible for payment of any and all taxes or penalties owed in connection with the consideration payable under this Plan. To the extent required to avoid any accelerated taxation or penalties under Section 409A of the Code, the amount of in- kind benefits provided during any one year may not affect amounts provided in any subsequent year and amounts may not be subject to liquidation or exchange for another benefit. Notwithstanding any other provision of this Plan to the contrary, if at the time of a

Participant’s separation from service (as defined in Section 409A of the Code), Participant is a “Specified

Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Section 409A of the Code payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Section 409A of the Code (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). A Participant will be a “Specified Employee” for purposes of this Plan if, on the date of Participant’s separation from service, Participant is an individual who is, under the method of determination adopted by the Company designated as, or within the category of employees deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole and absolute discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.
1.7The Company or any Affiliate shall be entitled to withhold from any payment of any Severance Benefit any federal, state or local withholding or other taxes, or charge from time to time required to be withheld.
1.8If any person receives any payment or benefit that is not authorized by this Plan, the Company or any Affiliate shall be entitled to reimbursement of such payment or benefit from any person to whom, or for whom, such payment or benefit was paid.
1.9Each provision of this Plan is intended to be severable and the invalidity, illegality or unenforceability of any portion of this Plan shall not affect the validity, legality, or enforceability of the remainder.
1.10Benefits under the Plan may not be anticipated, assigned or alienated.
1.11The Plan Administrator may, from time to time, adopt Plan supplements to comply with the laws of foreign jurisdictions. To the extent this Plan applies to Participants subject to the laws of a foreign jurisdiction, any country-specific supplement attached hereto shall govern to the extent inconsistent with the terms herein. Further, to the extent this Plan applies to Participants who are employed by the International Medical Group, the terms of the IMG Supplement attached hereto shall apply to such Participants.
SECTION 11 – REDUCTION OF SEVERANCE BENEFITS
1.1Unless the Company, in its sole and absolute discretion, provides otherwise in writing, the amount of Severance Benefits payable to a Participant as determined pursuant to Section 4 shall be reduced as follows:
(a)In the event that the Company or any Affiliate provides pay to the Participant instead of advance notice of the Participant’s termination of employment in accordance with the requirements of the Worker Adjustment and Retraining Notification Act (or other similar federal or state statute) or pay for a period of garden-leave or other type of notice-leave, then the amount of such Participant’s Severance Benefits will be reduced (but not below zero) by the amount of notice, garden-leave, or notice-leave pay received by the Participant after the Participant’s active work status ends.

(b)In the event that the Company or any Affiliate provides pay to the Participant under a government-mandated or other statutory severance program or requirement, then the amount of such Participant’s Severance Benefits will be reduced (but not below zero) by the amount of severance pay received by the employee pursuant to such government-mandated severance program or requirement.
1.2Severance Benefits will be reduced by any outstanding debt owed by the employee to the Company or any of its Affiliates, where permitted by law, including but not limited to loans granted by the Company, advanced vacation pay, or salary or expense advances.
1.3The Company intends to administer these offset provisions in accordance with Section 409A of the Code, if applicable.

SECTION 12 – ERISA PROVISIONS
Statement of ERISA Rights
As a participant in this Plan you are entitled to certain rights and protections under ERISA. ERISA provides that all plan participants shall be entitled to:
Receive Information About Your Plan and Benefits
Examine, without charge, at the Plan Administrator's office and at other specified locations all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) required to be filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if any required, and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries.
No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a severance benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions
If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
Plan Information

Plan Sponsor:	SiriusPoint, Ltd. One World Trade Center, Suite 47J New York, NY 10007
Employer Identification Number (EIN):	98-1599372
Plan Name:	SiriusPoint Ltd. Executive Severance Plan, a component plan of the Sirius Re Holdings, Inc. Health and Welfare Plan
Type of Plan	Welfare benefit plan – severance pay
Plan Year	Calendar
Plan Number	501
Plan Administrator	Compensation Committee of the Board of Directors, c/o CHRO of the Company
Agent for Legal Process	Chief Legal Officer of the Company

Appendix A
Pursuant to the definition of “Eligible Employee”, the following positions have been designated by the Plan Administrator as being eligible positions for purposes of participating in the Plan, subject to the terms and conditions of the Plan:

SiriusPoint Ltd. Executives

•Chief Executive Officer
•Chief Human Resources Officer
•Chief Financial Officer
•Chief Legal Officer
•Chief Risk Officer
•Chief Information and Technology Officer
•Chief Strategy and Corporate Development Officer
•Group Chief Underwriting Officer
•Head of North America Insurance
•President and CEO SiriusPoint International
•Group President and CEO of Global Reinsurance
•Global Head of Accident & Health IMG Executives
•Chief Executive Officer

Local Supplement

For a Participant based outside the United States, Section 4.1(e) is replaced with the following:

(e)The Participant shall be entitled to a continuation of the health and welfare benefits the Participant has elected, as of the date Participant is notified that they are being terminated without Cause or the date when Participant resigns for Good Reason, for a period of fifty-two (52) consecutive weeks following the Termination Date or if such benefits cannot collectively be continued or maintained on the Participant’s behalf following the Termination Date, Participant shall be entitled to the costs the Company would incur to maintain such benefits for an additional fifty-two (52) weeks if the Participant had remained employed with the Company, which will be calculated based on Participant’s benefit elections as of the date Participant is notified that they are being terminated without Cause or the date when the Participant resigns for Good Reason and paid in a lump sum. Such amount will be paid as soon as administratively feasible after the Participant’s satisfaction of the Release Requirement.

For a Participant based outside the United States, Section 4.3(e) is replaced with the following:
(f)The Participant shall be entitled to a continuation of the health and welfare benefits the Participant has elected, as of the date Participant is notified that they are being terminated without Cause or the date when Participant resigns for Good Reason, for the Severance Period, or if such benefits cannot collectively be continued or maintained on the Participant’s behalf for the Severance Period, Participant shall be entitled to the costs the Company would incur to maintain such benefits for the Severance Period as if the Participant had remained employed with the Company, which will be calculated based on Participant’s benefit elections as of the date Participant is notified that they are being terminated without Cause or the date when the Participant resigns for Good Reason and paid in a lump sum. Such amount will be paid as soon as administratively feasible after the Participant’s satisfaction of the Release Requirement.

IMG Supplement

This IMG Supplement is applicable to Participants who are employed by the International Medical Group.
With respect to any outstanding long-term incentive awards (“LTI Awards”) issued to a Participant under the International Medical Group Long-Term Incentive program, such Participant will receive any vested LTI Award. With respect to any outstanding, unvested LTI Awards issued to a Participant under such program, such Participant will: (i) receive a prorated portion of the annual LTI Award tranche applicable for the year of termination, with such proration equal to the total LTI tranche applicable to such Participant for the applicable year, multiplied by a fraction, the numerator of which is the total number of days from the first day of the year through the Termination Date, and the denominator of which is 365, (ii) forfeit any annual LTI Award tranche for any year following the year of termination, and (iii) receive a prorated portion of the LTI Award that relates to the entire applicable performance period, with such proration equal to the total LTI Award that relates to the entire applicable performance period for the Participant, multiplied by a fraction, the numerator of which is the total number of days from the first day of the performance period through the Termination Date, and the denominator of which is the total number of days in the performance period. Any LTI Awards payable pursuant to this IMG Supplement shall vest and be paid at the same time as such amounts vest and are paid to similarly situated active employees; provided, that such amounts shall in all events be paid within sixty (60) days of the applicable vesting date.

[End of Plan.]